EXHIBIT 5.1

[DLA PIPER LOGO]

December 15, 2006

AXT, Inc.
4281 Technology Drive
Fremont, California 94538

Re:
Registration Statement on Form S-3MEF

Ladies and Gentlemen:

        We have acted as counsel to AXT, Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company of an aggregate of $4,756,250 of common stock, par value $0.001 per share, of the Company (the "Shares") on a Registration Statement on Form S-3 (the "S-3MEF Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under Rule 462(b) of the Securities Act of 1933, as amended (the "Securities Act"). The S-3MEF Registration Statement incorporates by reference the Company's Registration Statement on Form S-3 (No. 333-135474), filed with the Commission on June 29, 2006 and declared effective on August 3, 2006 (the "S-3 Registration Statement"). The Shares are to be sold from time to time as set forth in the S-3 Registration Statement, the prospectus contained therein (the "Prospectus") and any supplements to the Prospectus (the "Prospectus Supplements") and pursuant to an underwriting agreement, which is filed as an exhibit to the Company's Current Report on Form 8-K filed on December 15, 2006 (the "Underwriting Agreement").

        We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

        Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming issuance of the Shares in accordance with the Underwriting Agreement therefore, it is our opinion that, when, as and if issued and sold by the Company, the Shares will be legally issued, fully paid and nonassessable.

        This opinion is limited to the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

        This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the S-3MEF Registration Statement, the S-3 Registration Statement, the Prospectus or the Shares.

        We hereby consent to the filing of this opinion as an exhibit to the S-3MEF Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus or any Prospectus Supplement.

Very truly yours,
/s/ DLA PIPER US LLP DLA Piper US LLP